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                                                                       EXHIBIT 5

May 22, 1996

Board of Directors
Consolidated Stores Corporation
300 Phillipi Road
P.O. Box 28512
Columbus, Ohio 43228-0512

     Re: Consolidated Stores Corporation Registration Statement on Form S-3

Gentlemen:

     It is our understanding that Consolidated Stores Corporation, a Delaware corporation (the "Company"), intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, a Registration Statement on Form S-3 (Registration Statement No. 333-2545) (the "Registration Statement"), which Registration Statement relates to a proposed public offering of 5,750,000 shares of common stock, par value $.01 per share, of the Company (the "Shares") (including 750,000 Shares subject to an underwriters' over-allotment option), to be issued pursuant to the terms of a purchase agreement to be executed by the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Montgomery Securities and McDonald & Company Securities, Inc. as representatives of the other underwriters named in Schedule A thereto (the "Purchase Agreement").

     You have requested our opinion in connection with the Company's filing of the Registration Statement. In this regard, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter including, without limitation, the Purchase Agreement, the Company's Certificate of Incorporation and the Registration Statement.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to facts material to the opinions expressed in this letter, we have relied on statements and certificates of officers of the Company and of state authorities.

     We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware.

     The opinion expressed herein assumes that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly as they relate to corporate authority and the Company's good standing under Delaware law.

     On the basis of and in reliance on the foregoing, we are of the opinion that the Shares, when sold pursuant to the Purchase Agreement will be validly issued, fully paid and nonassessable.

     The opinions in this letter are rendered to the Company in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement under the heading "Legal Matters" as counsel to the Company.

                                            Very truly yours,

                                            BENESCH, FRIEDLANDER,